Exhibit 99.1
Investor Relations
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ROBBINS & MYERS SHAREHOLDERS APPROVE
ACQUISITION OF T-3 ENERGY SERVICES, INC.
DAYTON, OHIO, January 7, 2011...Robbins & Myers, Inc. (NYSE: RBN) announced that at a special shareholders’ meeting held today, the shareholders of Robbins & Myers approved the merger of T-3 Energy Services, Inc. with a wholly-owned subsidiary of Robbins & Myers. The merger was approved by approximately 90.5% of the shares of Robbins & Myers entitled to vote on the transaction, and 99.8% of the shares that were voted. The Company expects the merger to become effective on January 10, 2011.
Based on the terms of the merger agreement, for each share of T-3 common stock, T-3 stockholders will receive 0.894 common shares of Robbins & Myers plus $7.95 in cash. Following the closing, T-3 stockholders collectively will own approximately 27% of Robbins & Myers outstanding shares.
About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
Forward-Looking Statements
Statements set forth in this press release that are not historical facts, including statements regarding the proposed merger and whether and when the transactions contemplated by the merger agreement will be consummated, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of Robbins & Myers, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: satisfaction of the conditions to the closing of the merger, uncertainties as to the timing of the merger, costs and difficulties relating to the proposed merger; and other important risk factors discussed more fully in Robbins & Myers’ Annual Report on Form 10-K for the year ended August 31, 2010, its recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; and its joint proxy statement/prospectus filed with the Securities and Exchange Commission (“SEC”) on November 29, 2010. Robbins & Myers undertakes no obligation to revise or update publicly any forward-looking statements for any reason.